SPECIAL MEETING & RESOLUTION OF THE DIRECTORS

MARIJUANA COMPANY OF AMERICA, INC.

A Utah Corporation

The undersigned, being all the Directors of Marijuana Company of America, Inc., a Utah Corporation (the “Company”), hereby adopt the following recitals and resolutions after the holding of a Special Meeting of the Board of Directors pursuant to Article 4, Section 2 of the Company’s By Laws, effective as of June 26, 2020, the Directors hereby waiving all notice of, and the holding of, a meeting of the directors to act upon such matters and resolutions, pursuant to Title 16 Chapter 7 Section 6 of the Utah Corporate Law and the Company’s By-Laws. Notice of the Special Meeting having been waived verbally by the Directors present at the Special Meeting, a quorum was found to be present sufficient to conduct business.

RECITALS

WHEREAS, The Company considered whether or not to increase the number of shares of its authorized common stock from 5 billion to 15 billion shares. The Company determined, in light of its present and future capital raising and acquisition plans, that it is a reasonable exercise of prudent business judgment under Utah law to adopt a resolution increasing the Company’s authorized shares to 15 billion shares.

WHEREAS, The Company considered its current articles of incorporation and Utah Corporations Code 16-10a-1002. After consultation with counsel, and having found no requirement that the amendment would require shareholder approval, it was determined that the proposed amendment could be adopted by the Board of Directors.

WHEREFORE, THE COMPANY HEREBY RESOLVES:

(1) To file an amendment to its articles of incorporation with the Utah Secretary of State, particularly amending Article IV, to increase the number of its authorized shares to 15 billion shares of common stock as follows:

Article IV

The aggregate number of shares of common stock which the corporation shall have the authority to issue is fifteen billion shares of common stock at a par value of $0.001 per share.

RESOLVED FURTHER, that counsel file Form 8-K notifying the SEC of the change, and to file same with Pacific Stock Transfer Company after received a conformed copy of the filed amendment from the Utah Secretary of State.

RESOLVED FURTHER, that the appropriate Officers of the Company be, and they hereby are, authorized and empowered to execute such documents, take such steps and perform such acts as, in their judgment, may be necessary or convenient in carrying out the foregoing resolutions consistent with the Company’s By Laws, including placing this Resolution in the appropriate Books and Records of the Company, and that any such documents executed or acts taken by them shall be conclusive evidence of authority in so doing.

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IN WITNESS WHEREOF, the undersigned have executed this Resolution as of date first written above.

ALL DIRECTORS OF MARIJUANA COMPANY OF AMERICA, INC.

/s/Jesus Quintero

JESUS QUINTERO, DIRECTOR, CHAIRMAN

/s/Themistocles Psomiadis

THEMISTOCLES PSOMIADIS, DIRECTOR

/s/Edward Manolos

EDWARD MANOLOS, DIRECTOR

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